Exhibit 99.1

Windtree Therapeutics Reports Third Quarter 2022
Financial Results and Provides Key Business Updates

WARRINGTON, PA – November 14, 2022 – Windtree Therapeutics, Inc. (NasdaqCM: WINT), a biotechnology company focused on advancing multiple late-stage interventions for cardiovascular disorders, today reported financial results for the third quarter ended September 30, 2022 and provided key business updates.

“The Company had several notable deliverables this quarter and continues to focus on progressing its planned development of istaroxime. The positive results of the SEISMiC study of istaroxime in early cardiogenic shock have been well received in many scientific forums. At the same time, our team has been active in working to advance istaroxime into the next clinical trial in early cardiogenic shock. To support development and company operations, we are addressing our resources by exploring options for financing, as well as actively engaging in business development activities, both licensing and strategic,” said Craig Fraser, President and Chief Executive Officer of Windtree. “Additionally, the out-licensing of our acute pulmonary KL4 surfactant platform this quarter supports our portfolio and resource prioritization strategy as we focus on istaroxime and the significant opportunity in the major markets of cardiogenic shock and heart failure. With all that we are executing, we look forward to providing our shareholders with updates on our plans and progress.”

Key Business Updates

●

Announced a Global License Agreement with Lee’s Pharmaceutical (HK) Limited (Lee’s (HK)) and its affiliate Zhaoke Pharmaceutical (Hefei) Co. Ltd. (Zhaoke), for the development and commercialization of Windtree’s acute pulmonary pipeline treatments, KL4 surfactant and drug/device combination, AEROSURF®, for the treatment of preterm infants with respiratory distress syndrome and other potential applications. Under terms of the global license agreement, Lee’s (HK) and Zhaoke received a global license to develop and commercialize Surfaxin®, lyophilized lucinactant, and AEROSURF for any potential indications and applications. Lee’s (HK) and Zhaoke will be responsible for funding all development, intellectual property, manufacturing, and commercialization activities and provide developmental, regulatory, and eventual commercial sales milestones for Windtree of up to $78.9 million plus potential double-digit royalties. Windtree had previously granted a regional license to Lee’s (HK) and Zhaoke for KL4 and AEROSURF for the territory of Greater China, for which Windtree received an upfront payment, and this new agreement expands that territory globally. With the execution of this agreement, Windtree no longer has ongoing maintenance and operating costs for the KL4 surfactant platform.

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Announced a Late Breaker presentation of the Company’s positive Phase 2 SEISMiC study at the Heart Failure Society of America Annual Scientific Meeting in Washington, D.C. The presentation described dose response data from the trial, where the primary endpoint was the improvement in systolic blood pressure over the first six hours of study drug infusion. Both doses improved the blood pressure profile through 24 hours.

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Announced the publication of positive results of the Company’s Phase 2 istaroxime study in early cardiogenic shock in the European Journal of Heart Failure. The study entitled, “Safety and efficacy of istaroxime in patients with acute heart failure-related pre-cardiogenic shock – a multicentre, randomized, double-blind, placebo-controlled, parallel group study (SEISMiC)” showed significant improvement in blood pressure profiles that persisted through 24 hours.

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Announced a Notice of Allowance from the U.S. Patent and Trademark office (USPTO) for a new istaroxime patent. A notice of allowance is issued by the USPTO to indicate that the application has passed its examination. The U.S. Patent, titled: “Istaroxime-containing Intravenous Formulation for the Treatment of Acute Heart Failure (AHF)” is a continuing patent application of the expedited U.S. Track One filing by Windtree. The claims cover longer infusion durations of istaroxime for improved outcomes in the treatment of acute heart failure. In particular, the claims are directed to an improvement in diastolic heart function following administration of istaroxime by intravenous infusion for six hours or more, which Windtree attributes to the SERCA2a mechanism of action of istaroxime and its metabolites.

●	Presented at two Wall Street investor conferences, including the Ladenburg Thalmann Healthcare Conference and H.C. Wainwright’s 24th Annual Global Investment Conference.

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Held an Oppenheimer virtual fireside chat on istaroxime in heart failure and cardiogenic shock. The fireside chat featured perspectives from Alexandre Mebazaa, MD, PhD, of Hôpital Lariboisière, Paris, France on the immense need for pharmacologic innovation in cardiogenic shock.

Select Financial Results for the Third Quarter ended September 30, 2022

For the third quarter ended September 30, 2022, the Company reported an operating loss of $4.7 million, compared to an operating loss of $8.1 million in the third quarter of 2021. Included in operating loss for the third quarter of 2022 is non-cash expense of $0.5 million related to the impairment of goodwill

Research and development expenses were $1.5 million for the third quarter of 2022, compared to $4.7 million for the third quarter of 2021. The decrease in research and development expenses is primarily due to (i) a decrease of $1.9 million related to the KL4 surfactant platform as we continue to focus our resources on the development of our istaroxime pipeline; (ii) a decrease of $0.5 million in non-cash stock-based compensation expense; (iii) a decrease of $0.5 million for expenditures related to the development of istaroxime for AHF; and (iv) a decrease of $0.3 million following the completion of enrollment in the SEISMiC study in March 2022.

General and administrative expenses for the third quarter of 2022 were $2.7 million, compared to $3.5 million for the third quarter of 2021. The decrease in general and administrative expenses is primarily due to (i) a decrease of $0.4 million in professional fees; and (ii) a decrease of $0.4 million in non-cash stock-based compensation expense.

The Company reported a net loss of $4.1 million ($0.13 per basic share) on 31.1 million weighted-average common shares outstanding for the quarter ended September 30, 2022, compared to a net loss of $8.2 million ($0.31 per basic share) on 26.7 million weighted average common shares outstanding for the comparable period in 2021.

As of September 30, 2022, the Company reported cash and cash equivalents of $8.4 million, which is expected to be sufficient to fund operations into the second quarter of 2023.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which will be filed with the Securities and Exchange Commission on November 14, 2022, and includes detailed discussions about the Company’s business plans and operations, financial condition, and results of operations.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is advancing multiple late-stage interventions for cardiovascular disorders to treat patients in moments of crisis. Using new scientific and clinical approaches, Windtree is developing a multi-asset franchise anchored around compounds with an ability to activate SERCA2a, with lead candidate, istaroxime, being developed as a first-in-class treatment for acute heart failure and for early cardiogenic shock. Windtree’s heart failure platform includes follow-on oral pre-clinical SERCA2a activator assets as well. In pulmonary care, Windtree has focused on facilitating the transfer of the KL4 surfactant platform, to its licensee, Lee’s (HK). Included in Windtree’s portfolio is rostafuroxin, a novel precision drug product targeting hypertensive patients with certain genetic profiles.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include: risks and uncertainties associated with the economic and social consequences of the COVID-19 pandemic, including any adverse impact on the Company’s clinical trials, clinical trial timelines or disruption in supply chain; the success and advancement of the clinical development programs for istaroxime and the Company’s other product candidates; the impacts of political unrest, including as a result of geopolitical tension, including the conflict between Russia and Ukraine, the People’s Republic of China and the Republic of China (Taiwan), and any sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites, and through disruption, instability and volatility in the global markets, which could have an adverse impact on the Company’s ability to access the capital markets; the Company’s ability to secure significant additional capital as and when needed; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the U.S. Food and Drug Administration or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks that the Company may never realize the value of its intangible assets and have to incur future impairment charges; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; and the rate and degree of market acceptance of the Company’s product candidates, if approved. These and other risks are described in the Company’s periodic reports, including its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Monique Kosse

LifeSci Advisors

212.915.3820 or monique@lifesciadvisors.com

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WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$8,436	$22,348
Prepaid expenses and other current assets	1,596	1,143
Total current assets	10,032	23,491

Property and equipment, net	286	1,011
Restricted cash	154	154
Operating lease right-of-use assets	1,964	2,381
Intangible assets	32,070	32,070
Goodwill	3,592	15,682
Total assets	$48,098	$74,789

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$410	$693
Accrued expenses	2,496	3,408
Operating lease liabilities - current portion	416	528
Loans payable - current portion	629	294
Total current liabilities	3,951	4,923

Operating lease liabilities - non-current portion	1,732	2,071
Restructured debt liability - contingent milestone payments	15,000	15,000
Other liabilities	3,800	3,800
Deferred tax liabilities	6,195	7,114
Total liabilities	30,678	32,908

Stockholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized at September 30, 2022 and December 31, 2021; 32,646,735 and 28,268,950 shares issued at September 30, 2022 and December 31, 2021, respectively; 32,646,711 and 28,268,926 shares outstanding at September 30, 2022 and December 31, 2021, respectively	33	28
Additional paid-in capital	835,281	830,231
Accumulated deficit	(814,840)	(785,324)
Treasury stock (at cost); 24 shares	(3,054)	(3,054)
Total stockholders’ equity	17,420	41,881
Total liabilities & stockholders’ equity	$48,098	$74,789

WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Expenses:
Research and development	$1,543	$4,680	$9,883	$13,311
General and administrative	2,653	3,467	8,548	11,507
Loss on impairment of goodwill	454	-	12,090	-
Loss on impairment of intangible assets	-	-	-	37,770
Total operating expenses	4,650	8,147	30,521	62,588
Operating loss	(4,650)	(8,147)	(30,521)	(62,588)

Other income (expense):
Interest income	39	1	57	90
Interest expense	(14)	(14)	(40)	(101)
Other income (expense), net	569	(53)	988	(296)
Total other income (expense), net	594	(66)	1,005	(307)

Loss before income taxes	(4,056)	(8,213)	(29,516)	(62,895)
Deferred income tax benefit	-	-	-	8,332
Net loss	$(4,056)	$(8,213)	$(29,516)	$(54,563)

Net loss per common share
Basic and diluted	$(0.13)	$(0.31)	$(1.00)	$(2.31)

Weighted average number of common shares outstanding
Basic and diluted	31,135	26,704	29,554	23,616